Exhibit 99.2


                WEINER'S STORES, INC. ANNOUNCES CREDIT AGREEMENT


Houston, Texas (Business Wire)...October 16, 2000 - Weiner's Stores, Inc. (OTCBB:WEIR) announced today that it has signed a debtor-in-possession revolving credit agreement with a $35.0 million working capital fund, including a $15.0 million sub-facility for the issuance of letters of credit, with its current lender, The CIT Group/Business Credit, Inc. This agreement is secured by substantially all of the Company's assets. The proceeds may be used solely to fund working capital in the ordinary course of business and for general corporate purposes. The revolving credit agreement requires that the Company maintain certain financial covenants and stipulates certain borrowing limitations based on the Company's inventory levels.

Raymond J. Miller, Chairman and Chief Executive Officer, stated, "We are pleased to announce the completion of this agreement, which provides our vendors the assurances needed to continue to ship inventory for our holiday and spring seasons. It was fantastic to see the support from our lender to help us implement the changes we must make in introducing a new product mix to our stores. We look forward to working with them and our vendors to secure the future of the Company.

The Company had previously announced on October 16, 2000 that it had filed for reorganization under Chapter 11 of the federal bankruptcy code and was streamlining operations, including the closure of 44 stores. Further, the Company announced the redesign of it merchandising and marketing, scheduled to take place in early 2001.

Weiner's is a convenient neighborhood family retailer that offers a complete assortment of branded products for value-conscious consumers. Currently, approximately 3,750 associates are employed at the 141 stores that are operated in Texas, Louisiana, Mississippi, Arkansas and Alabama.

This press release contains forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability of the Company and its competitors to predict fashion trends and customer preferences and achieve further market penetration and additional customers, consumer apparel buying patterns, adverse weather conditions, inventory risks due to shifts in market demand and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which such statement is based.

For Immediate Release


Contact:   Bruce E. Hicks
           Darcy Communications
           281/313 2200